Exhibit 10.10

Execution Version

May 2, 2023

CONFIDENTIAL

Re:	RSU Partial Forfeiture and Amendment Agreement

Dear Krishna:

Reference is hereby made to that certain Business Combination Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp. (“CPUH”), Allurion Technologies, Inc. (the “Company”), and certain other specified parties therein (the “BCA”), pursuant to which the Company will combine with CPUH in a business combination transaction (the “Business Combination”). In consideration of your continuing role with the Company, you hereby agree with the Company to amend the terms of the Restricted Stock Unit award granted to you on December 20, 2022 (the “RSU Award”) under the Company’s Amended and Restated 2020 Stock Option and Grant Plan (the “Plan”), as set forth in that certain Restricted Stock Unit Award Agreement (the “Award Agreement”), to reduce the number of Restricted Stock Units subject to such RSU Award. Capitalized terms which are used but not defined herein shall have the meanings set forth in the Award Agreement or the Plan.

1. Definitions. The followings terms shall have the meanings set forth below:

“Additional Shares” means a number of shares of Pubco Common Stock equal to (x) the Share Target minus (y) the number of shares of Pubco Common Stock issued to the Holder upon the consummation of the CPUH deSPAC Transaction in exchange for shares of Company Common Stock issued upon conversion of the Convertible Note pursuant to the terms thereof (and based on the Balance thereunder as of immediately prior to the consummation of the CPUH deSPAC Transaction) multiplied by (2) 0.33.

“Backstop Shares” means a number of shares of Pubco Common Stock equal to 50,000 plus the Additional Shares.

“Balance” means the outstanding principal amount, plus accrued interest, under the Convertible Note.

“Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.

“Convertible Note” means that certain Convertible Unsecured Promissory Note, dated as of February 15, 2023, issued by the Company to the Holder in the original aggregate principal amount of $13,000,000 pursuant to that certain Convertible Note Purchase Agreement, dated as of February 15, 2023, by and among the Company, the Holder and the other investors listed in Exhibit A thereto.

“CPUH deSPAC Transaction” means the Mergers as defined in the Business Combination Agreement.

“Forfeited RSUs” means a number of Restricted Stock Units equal to the Backstop Shares. For the avoidance of doubt, the number of Forfeited RSUs shall be determined immediately following the consummation of the CPUH deSPAC Transaction after giving effect to the exchange of such Restricted Stock Units pursuant to the Business Combination Agreement based on the Intermediate Merger Exchange Ratio.

“Holder” means Hunter Ventures Limited.

“Intermediate Merger Exchange Ratio” has the meaning ascribed to such term in the Business Combination Agreement.

“Pubco” has the meaning ascribed to such term in the Business Combination Agreement.

“Pubco Common Stock” means shares of common stock, par value $0.0001 per share, of Pubco.

“Share Target” means a number of shares of Pubco Common Stock equal to (x) the Balance immediately prior to the consummation of the CPUH deSPAC Transaction (after giving effect to any prepayments thereof (including any prepayment penalties incurred in connection therewith) prior to such time) divided by (y) $5.00.

2. Amended Number of RSUs. You and the Company agree that your Award Agreement is hereby amended to, subject to the terms and conditions herein, reduce the number of Restricted Stock Units subject to the RSU Award from 1,446,938 Restricted Stock Units (the “Original RSUs”) to the number of Original RSUs immediately following the consummation of the CPUH deSPAC Transaction after giving effect to the exchange of such Restricted Stock Units pursuant to the Business Combination Agreement based on the Intermediate Merger Exchange Ratio less the Forfeited RSUs (the “Amended RSUs”).

You and the Company hereby agree that the Forfeited RSUs shall be terminated and cancelled without consideration therefor, effective as of immediately following the consummation of the Business Combination. For the avoidance of doubt, the Forfeited RSUs shall be applied to each vesting tranche of the RSU Award on a pro rata basis.

3. No Other Changes. Except for the amendment to reduce the number of Restricted Stock Units subject to the RSU Award from the Original RSUs to the Amended RSUs, you and the Company agree that the RSU Award and Award Agreement shall remain subject to all of the same terms and conditions.

5 Taxes. You acknowledge and agree that the reduction in the number of Restricted Stock Units subject to the RSU Award from the Original RSUs to the Amended RSUs may have adverse tax consequences to you, such as taxation of the Forfeited RSUs, and that you shall be solely liable for any such taxes.

4. Counterparts. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties hereby agree to the terms set forth above as of the date first set forth above.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

ALLURION TECHNOLOGIES, Inc.

By:	/s/ Shantanu Gaur
Name:	Shantanu Gaur
Title:	Chief Executive Officer

gRANTEE:

/s/ Krishna Gupta
Krishna Gupta

[Signature Page to RSU Partial Forfeiture and Amendment Agreement]

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